Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of January 2, 2019, among Gray Television, Inc., a Georgia corporation (the “Company”), the parties that are signatories hereto as guarantors (each, a “Guaranteeing Subsidiary”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) to the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, Gray Escrow, Inc. (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 16, 2018, pursuant to which the Escrow Issuer has issued an aggregate principal amount of $750,000,000 of 7.000% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Indenture permits the Acquisition Transactions (including, without limitation, the merger of Escrow Issuer with and into the Company on the Escrow Release Date upon the condition, among other things, that the Company and each Guaranteeing Subsidiary party hereto shall execute and deliver to the Trustee this Supplemental Indenture (i) which shall evidence the assumption by the Company of all of the Escrow Issuer’s obligations under the Notes and the Indenture, in each case, on the terms and conditions set forth herein and under the Indenture and (ii) pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, each Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

(2) Assumption of the Escrow Issuer’s Obligations. The Company hereby confirms that, pursuant to the merger of the Escrow Issuer with and into the Company, occurring contemporaneous with the execution and delivery of this Supplemental Indenture, it has fully and unconditionally assumed the Escrow Issuer’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth therein and to be bound by all other applicable provisions of the Indenture and to perform all of the obligations and agreements of the Escrow Issuer under the Indenture.

(2) Agreement to be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

(3) Guarantee. Each Guaranteeing Subsidiary agrees, on a joint and several basis with all the other Subsidiary Guarantors, to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions set forth in Article XI of the Indenture.

(4) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9) Benefits Acknowledged. Each Guaranteeing Subsidiary’s Subsidiary Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Subsidiary Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(11) Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Subsidiary Guarantee set forth in Article XI of the Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Subsidiary Guarantee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GRAY TELEVISION, INC.

By:	/s/ James C. Ryan
Name: James C. Ryan
Title: Executive Vice President and Chief Financial Officer

WVLT-TV, INC.

By:	/s/ James C. Ryan
Name: James C. Ryan
Title: Vice President and Chief Financial Officer

GRAY TELEVISION GROUP, INC.

By:	/s/ James C. Ryan
Name: James C. Ryan
Title: Executive Vice President and Chief Financial Officer

GRAY TELEVISION LICENSEE, LLC

By:	/s/ James C. Ryan
Name: James C. Ryan
Title: Treasurer

[Signature Page to First Supplemental Indenture to November 2018 Indenture]

RAYCOM MEDIA, INC.

RAYCOM SPORTS NETWORK, INC.

RAYCOM MEDIA LICENSEE, LLC

KNIN LICENSE SUBSIDIARY, LLC

WBRC LICENSE SUBSIDIARY, LLC

WFLX LICENSE SUBSIDIARY, LLC

WVUE LICENSE SUBSIDIARY, LLC

WXIX LICENSE SUBSIDIARY, LLC

KYOU RAYCOM LICENSE SUBSIDIARY, LLC

TUPELO HONEY RAYCOM, LLC

By:	/s/ James C. Ryan
Name: James C. Ryan
Title: Treasurer

[Signature Page to First Supplemental Indenture to November 2018 Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Felicia H. Powell
Name: Felicia H. Powell
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture to November 2018 Indenture]